                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                   FORM 8-K/A
                              AMENDMENT NUMBER 1 TO

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 August 18, 2000
                Date of Report (Date of earliest event reported)



                             FREEREALTIME.COM, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                      000-27493                33-0881720

(State or other Jurisdiction   (Commission File Number)      (IRS Employer
      of Incorporation)                                  Identification Number)


   3333 MICHELSON DRIVE, SUITE 430                    92612
         IRVINE, CALIFORNIA

   (Address of principal executive                  (Zip Code)
              offices)


                                 (949) 833-2959
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On August 18, 2000, pursuant to that certain Agreement and Plan of Merger dated as of June 6, 2000 (the "Merger Agreement") by and among Freerealtime.com, Inc., a Delaware corporation ("Freerealtime"), and RedChip.com, Inc., a Delaware corporation ("RedChip"), RedChip was merged with a wholly-owned subsidiary of Freerealtime (the "Merger"). Following the Merger, RedChip survived as a wholly-owned subsidiary of Freerealtime. The Merger Agreement was filed previously as Exhibit 2.1 to Freerealtime's Current Report on Form 8-K dated June 6, 2000.

        The Merger Agreement was amended by the First Amendment to Agreement and Plan of Merger dated as of August 10, 2000 (the "First Amendment"). The First Amendment modified certain provisions in the Merger Agreement including provisions relating to the treatment of the RedChip stock options and the amendment also adjusted the Exchange Ratio to .3935408.

        Upon consummation of the Merger, each outstanding share of common stock, $0.01 par value per share, of RedChip (the "RedChip Common Stock") was converted into the right to receive .3935408 shares of common stock, $0.001 par value per share, of Freerealtime (the "Freerealtime Common Stock"). It is expected that up to 4,000,000 shares and certain cash amounts in lieu of fractional shares of Freerealtime Common Stock will be issued upon conversion of outstanding shares of RedChip Common Stock. The Merger consideration was determined based upon negotiations between Freerealtime and RedChip.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired

         The following consolidated financial statements of RedChip are included in this report:

                                                                                Page
                                                                                ----
     Independent Auditors' Report                                                 9
     Consolidated Balance Sheets as of December 31, 1999
        and 1998                                                                 10
     Consolidated Statements of Operations for the periods from July 21,
        1999 to December 31, 1999 and January 1, 1999 to July 20, 1999
        and for the year ended December 31, 1998                                 11
     Consolidated Statements of Stockholders' Equity for the periods from
        July 21, 1999 to December 31, 1999 and January 1, 1999 to July 20,
        1999 and for the year ended December 31, 1998                            12
     Consolidated Statements of Cash Flows for the periods from July 21, 1999 to December 31, 1999 and January 1, 1999 to July 20, 1999 and for the
        year ended December 31, 1998                                             13
     Notes to Consolidated Financial Statements                                  14
     Consolidated Balance Sheets as of June 30, 2000 (unaudited)                 25
     Consolidated Statements of Operations for the six month periods ended
        June 30, 2000 and 1999 (unaudited)                                       26
     Consolidated Statements of Stockholders' Equity for the six month
        periods ended June 30, 2000 and 1999 (unaudited)                         27
     Consolidated Statements of Cash Flows for the six month periods ended
        June 30, 2000 and 1999 (unaudited)                                       28



(b) Pro forma financial information:

         The following unaudited pro forma combined condensed financial information is based upon the historical financial statements of the Company and RedChip and has been prepared to illustrate the effects of the acquisition of RedChip.

         The unaudited pro forma combined condensed balance sheet as of June 30, 2000, gives effect to the RedChip acquisition, as if the acquisition had been completed on June 30, 2000 and was prepared based upon the balance sheets of the Company and RedChip as of June 30, 2000.

         The unaudited pro forma combined condensed statements of operations for the 3 month period ended June 30, 2000 and the year ended March 31, 2000 give effect to the transaction described above as if the transaction had been completed at the beginning of the fiscal year ended March 31, 2000. The unaudited pro forma combined condensed statement of operations for the 3 month period ended June 30, 2000 was prepared based upon the separate unaudited financial statements of the Company and RedChip for the 3 month period ended June 30, 2000. The unaudited pro forma combined condensed statements of operations for the year ended March 31, 2000 was prepared based upon separate historical consolidated financial statement of the Company for the year ended March 31, 2000 and the consolidated financial statements of RedChip for the year ended December 31, 1999. As the comparative RedChip periods presented in the combined pro forma financial statements were for the 12 month period ended December 31, 1999 and the 3 month period ended June 30, 2000, the unaudited historical consolidated financial statements for RedChip for the 3 month period ended March 31, 2000 have not been presented. The unaudited consolidated loss for RedChip's 3 month period ended March 31, 2000 was $2,227,549.

The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had the acquisition of RedChip occurred at the beginning of the periods presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and the related notes thereto should be read in conjunction with the Company's consolidated financial statements and the related notes, included in the Company's fiscal 2000 Form 10-KSB and fiscal 2001 first quarter Form 10Q, and the financial statements of RedChip which are listed in item 7 (a) above. The RedChip financial information has been prepared in accordance with generally accepted accounting principles and include all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation.

The RedChip acquisition will be accounted for using the purchase method of accounting. Accordingly, the Company's cost to acquire RedChip will be allocated to the assets acquired and the liabilities assumed according to their estimated fair values as of the date of the RedChip acquisition. As of the date of acquisition, the book value of RedChip's property and equipment was estimated to equal the respective fair value.

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

              Unaudited Pro Forma Combined Condensed Balance Sheet
                              As of June 30, 2000
               (In thousands, except share and per share amounts)

                                                                                 As of June 30, 2000
                                                           ---------------------------------------------------------------
                                                                 FRT           RedChip        Pro Forma        Combined
                                                           June 30, 2000    June 30, 2000     Adjustment     FRT & RedChip
                                                           -------------    -------------     ----------     -------------
                       ASSETS
Current assets:
  Cash and cash equivalents                                     $ 1,325            31            10,002  A          9,801
                                                                                                   (827) A
                                                                                                   (730) B
  Accounts receivable, net                                        1,927           302                               2,229
  Prepaid expenses and other current assets                         567            61                                 628
                                                                -------        ------          --------           -------
    Total current assets                                          3,819           394             8,445            12,658
                                                                -------        ------          --------           -------
Property, plant and equipment, net                                1,115           862                               1,977

Goodwill                                                                        4,332            (4,332) C         18,634
                                                                                                 18,634  C
Investment in subsidiary                                             --            --            16,925  B             --
                                                                                                (16,925) C
Other assets, net                                                   726           162                                 888
                                                                -------        ------          --------           -------
                                                                $ 5,660         5,750            22,747            34,157
                                                                =======        ======          ========           =======

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Notes payable to stockholders                                      --           298                                 298
  Subordinated debt                                                  --           525                                 525
  Current portion of capital lease obligations                       23            --                                  23
  Trade accounts payable                                          4,700         1,368                               6,068
  Accrued expenses                                                   74           184                                 258
  Payable to stockholders                                            --           134                                 134
  Deferred revenue                                                  264           554                                 818
                                                                -------        ------          --------           -------
    Total current liabilities                                     5,061         3,063                --             8,124
                                                                -------        ------          --------           -------
Long-Term Liabilities                                                --            64                                  64
Notes payable to stockholders, excluding current portion             11            --                                  11
Capital lease obligations, net of current portion                    21            --                                  21

Stockholders' equity:
  Preferred stock, no par value, 5,000,000 shares authorized;
    no shares issued and outstanding.                                --            --                                  --
  Common stock, no par value 50,000,000 shares authorized;
    7,640,622 issued and outstanding, actual, and 15,233,268
    shares issued, pro forma (including pro forma shares
    issued in the RedChip acquisition and the private
    placement)                                                    7,897            54               (54) C         33,267
                                                                                                 16,195  B
                                                                                                  9,175  A
  APIC                                                               --        10,064           (10,064) C             --
  Notes receivable                                                   --        (1,005)            1,005  C             --
  Accumulated deficit                                            (7,262)       (6,490)            6,490  C         (7,262)
  Unearned compensation                                             (68)           --                                 (68)
                                                                -------        ------          --------           -------
    Total stockholders' equity                                      567         2,623            22,747            25,937

Commitments and contingencies
                                                                -------        ------          --------           -------
                                                                $ 5,660         5,750            22,747            34,157
                                                                =======        ======          ========           =======

                   See Notes to Unaudited Pro Forma Combined
                        Condensed Financial Information.

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

         Unaudited Pro Forma Combined Condensed Statement of Operations
                    For the Three Months Ended June 30, 2000
               (In thousands, except share and per share amounts)

                                                                       For the Three Months ended June 30, 2000
                                                            ----------------------------------------------------------------
                                                                FRT          RedChip        Pro Forma            Combined
                                                              6/30/00        6/30/00       Adjustments         FRT & RedChip
                                                            -----------    -----------     -----------         -------------
Revenues                                                    $     2,978    $     1,168                                4,146
Cost of revenues                                                    884          1,645                                2,529
                                                            -----------    -----------     -----------          -----------

                 Gross profit                                     2,094           (477)                               1,617

General, administrative, selling and development expenses         2,044          3,601                                5,645
Non-cash charge -- stock option grants                              159             --                                  159
Goodwill amortization                                                --             --           1,553(D)             1,553
                                                            -----------    -----------     -----------          -----------

Total general, administrative, selling and development
     expenses                                                     2,203          3,601           1,553                7,357
                                                            -----------    -----------     -----------          -----------

                 Operating income (loss)                           (109)        (4,078)                              (5,740)

Interest income (expense)                                            34            (18)                                  16
                                                            -----------    -----------     -----------          -----------

                 Net loss                                   $       (75)   $    (4,096)         (1,553)              (5,724)
                                                            ===========    ===========     ===========          ===========

Basic and diluted loss per common share                     $     (0.01)                                              (0.38)
                                                            ===========                                         ===========

Common shares used in computing basic and diluted loss
      per share                                               7,299,824                                          14,892,470(E)
                                                            ===========                                         ===========

                        See Notes to Unaudited Pro Forma
                    Combined Condensed Financial Information

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

         Unaudited Pro Forma Combined Condensed Statement of Operations
                       For the Year Ended March 31, 2000
               (In thousands, except share and per share amounts)

                                                                                                                    Pro Forma
                                                              For the Year     For the Year                        Year Ended
                                                                 Ended            Ended                             March 31,
                                                                March 31,      December 31,                           2000
                                                                  2000             1999          Pro Forma          Combined
                                                                  FRT             RedChip       Adjustments       FRT & RedChip
                                                              ------------     ------------     -----------       -------------
Revenues                                                      $     7,198       $     1,432                              8,630
Cost of revenues                                                    5,507             1,301                              6,808

                                                             -----------       -----------     -----------        -----------

                 Gross profit                                       1,691               131                              1,822

General, administrative, selling and development expenses           4,717             3,309                              8,026
Non-cash charge -- stock option grants                              1,425                --                              1,425
Goodwill amortization                                                  --                --           6,211 (D)          6,211
                                                              -----------       -----------     -----------        -----------

Total general, administrative, selling and development
     expenses                                                       6,142             3,309           6,211             15,662
                                                              -----------       -----------     -----------        -----------

                 Operating income (loss)                           (4,451)           (3,178)                           (13,840)

Interest income (expense)                                              71               (62)                                 9
                                                              -----------       -----------     -----------        -----------

                 Net loss                                     $    (4,380)      $    (3,240)         (6,211)           (13,831)
                                                              ===========       ===========     ===========        ===========

Basic and diluted loss per common share                       $     (0.69)                                               (0.99)
                                                              ===========                                          ===========

Common shares used in computing basic and diluted loss
      per share                                                 6,392,543                                           13,985,189 (E)
                                                              ===========                                          ===========

                        See Notes to Unaudited Pro Forma
                    Combined Condensed Financial Information

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION


A. As a condition of the closing of the merger transaction, FreeRealTime.com was to complete a Private Placement of the Company's stock or other equity securities to raise an aggregate gross proceeds of a minimum of $5,000,000. On August 15, 2000 the Company issued 3,810,367 shares of common stock in a private placement which raised $9,175,614 of cash, net of $826,599 in expenses.

B. To record the FreeRealTime.com shares issued to acquire RedChip and the related acquisition costs.

C. To reflect the excess of acquisition cost over the estimated fair value of the net assets acquired (goodwill) and the elimination of RedChip's equity accounts against the FreeRealTime.com investment in subsidiary. The purchase price and goodwill calculation are summarized as follows (calculated as if the combination occurred at June 30, 2000):

         Purchase price paid as:
                  Common shares issued                      $ 17,200,000
                  Common shares returned to
                        cancel shareholder notes            $ (1,005,000)
                                                            ------------
                                                              16,195,000
                  Acquisition costs                              730,000
                                                            ------------
                           Total Purchase Price             $ 16,925,000

         Allocated to:
                  Fair value of RedChip.com identifiable
                    assets and liabilities, net               (1,709,000)

         Excess of purchase price over
          fair value of net liabilities acquired            $ 18,634,000

D. Reflects amortization expense of $6,211,333 and $1,552,833 for the year ended March 31, 2000 and the 3 months ended June 30, 2000, respectively, related to the goodwill of $18,634,000 recorded in the acquisition of RedChip.com, Inc. Goodwill will be amortized over a period of 3 years.

E. Pro Forma basic weighted average shares was calculated by adding the 4,000,000 shares of common stock issued by the Company, less the shares returned to cancel shareholder notes of 217,721, in the RedChip acquisition and the 3,810,367 shares issued by the Company in the private placement on August 15, 2000 to the weighted average common shares as reported in the consolidated financial statements of the Company for the respective periods. No common stock equivalents were added for either pro forma period as each pro forma statement of operations resulted in a net loss and the effects would be antidilutive.

(c) Exhibits

         See Exhibit Index on Page 29

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
RedChip.com, Inc.:

We have audited the accompanying consolidated balance sheets of RedChip.com, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the periods from July 21, 1999 to December 31, 1999 and January 1, 1999 to July 20, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RedChip.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the periods from July 21, 1999 to December 31, 1999 and January 1, 1999 to July 20, 1999, and for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations and has limited working capital that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



/s/ ARTHUR ANDERSEN LLP

Portland, Oregon
March 10, 2000 (except with respect to the the matter discussed in Note 11 as to which the date is September 1, 2000)

                                REDCHIP.COM, INC.

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                                              |  Predecessor
                                                                    1999      |      1998
                                                                 -----------  |  -----------
                                                                              |
CURRENT ASSETS:                                                               |
  Cash and cash equivalents                                      $    30,166  |  $     5,772
  Accounts receivable, net of allowance for doubtful                          |
    accounts of $8,720 and $23,285, respectively                      78,923  |       32,824
  Other current assets                                                41,531  |       42,695
                                                                 -----------  |  -----------
          Total current assets                                       150,620  |       81,291
                                                                              |
PROPERTY AND EQUIPMENT                                               198,696  |       32,090
                                                                              |
GOODWILL                                                           4,486,209  |           --
                                                                              |
OTHER ASSETS                                                         181,669  |       24,859
                                                                 -----------  |  -----------
                                                                 $ 5,017,194  |  $   138,240
                                                                 ===========  |  ===========
                                                                              |
                      LIABILITIES AND STOCKHOLDERS' EQUITY                    |
                                                                              |
CURRENT LIABILITIES:                                                          |
  Accounts payable                                               $   825,144  |  $   208,862
  Accrued liabilities                                                 91,000  |       54,828
  Payable to stockholders                                            187,448  |           --
  Payable to affiliates                                              331,980  |       44,288
  Deferred compensation                                               20,633  |       91,984
  Deferred revenue                                                   601,863  |      513,097
  Bridge loans                                                       300,000  |      249,980
  Notes payable to stockholders                                      284,869  |      284,869
  Subordinated debt                                                  525,000  |           --
                                                                 -----------  |  -----------
          Total current liabilities                                3,167,937  |    1,447,908
                                                                              |
SUBORDINATED DEBT                                                         --  |      481,911
                                                                              |
COMMITMENTS (Note 9)                                                          |
                                                                              |
STOCKHOLDERS' EQUITY:                                                         |
  Preferred stock, $0.01 par value; 1,000,000 shares                          |
    authorized; none issued and outstanding                               --  |           --
  Common stock, $0.01 par value; 19,000,000 shares                            |
    authorized; 7,869,818 issued and outstanding at                           |
    December 31, 1999                                                 32,798  |           --
  Common stock, no par value; 1,000,000 shares                                |
    authorized; 135,506 issued and outstanding at                             |
    December 31, 1998                                                     --  |    2,541,918
  Additional paid-in capital                                       5,214,349  |      136,070
  Notes receivable                                                (1,005,000) |           --
  Retained deficit                                                (2,392,890) |   (4,469,567)
                                                                 -----------  |  -----------
          Total stockholders' equity                               1,849,257  |   (1,791,579)
                                                                 -----------  |  -----------
                                                                 $ 5,017,194  |  $   138,240
                                                                 ===========  |  ===========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                                REDCHIP.COM, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS

           FOR THE PERIODS FROM JULY 21, 1999 TO DECEMBER 31, 1999 AND

    JANUARY 1, 1999 TO JULY 20, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998



                                                                |               Predecessor
                                                                |  -----------------------------------
                                               July 21, 1999 to |  January 1, 1999 to
                                              December 31, 1999 |    July 20, 1999            1998
                                              ----------------- |  ------------------      -----------
                                                                |
REVENUES:                                                       |
  Subscription revenue                           $   274,011    |     $   526,424          $ 1,382,533
  Corporate services revenue                         333,945    |         136,465              460,281
  Other revenue                                       86,840    |          74,465              179,989
                                                 -----------    |     -----------          -----------
          Total revenue                              694,796    |         737,354            2,022,803
                                                                |
COST OF REVENUES                                   1,040,771    |         260,266              717,054
                                                 -----------    |     -----------          -----------
GROSS MARGIN (DEFICIT)                              (345,975)   |         477,088            1,305,749
                                                 -----------    |     -----------          -----------
                                                                |
OPERATING EXPENSES:                                             |
  Production and development                         701,402    |         431,243              907,281
  Sales and marketing                                403,587    |         216,587              409,988
  General and administration                         733,546    |         564,371              501,638
  Depreciation and amortization                      187,199    |          71,370               67,838
                                                 -----------    |     -----------          -----------
          Total operating expenses                 2,025,734    |       1,283,571            1,886,745
                                                 -----------    |     -----------          -----------
                                                                |
NET LOSS BEFORE INTEREST EXPENSE                  (2,371,709)   |        (806,483)            (580,996)
                                                                |
INTEREST EXPENSE                                      21,181    |          40,649              100,081
                                                 -----------    |     -----------          -----------
NET LOSS                                         $(2,392,890)   |     $  (847,132)         $  (681,077)
                                                 ===========    |     ===========          ===========


              The accompanying notes are an integral part of these
                            consolidated statements.

                                REDCHIP.COM, INC.


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

           FOR THE PERIODS FROM JULY 21, 1999 TO DECEMBER 31, 1999 AND

    JANUARY 1, 1999 TO JULY 20, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998


                                               Preferred Stock                    Common Stock               Capital
                                        ---------------------------       ----------------------------        Stock
                                          Shares          Capital            Shares          Capital       Subscriptions
                                       -----------      -----------       -----------      -----------     -------------
BALANCE, December 31, 1997                      --      $                      80,100      $ 1,710,818      $   482,100

  Net loss                                      --               --                --               --               --

  Common shares issued                          --               --            55,406          831,100         (482,100)
                                       -----------      -----------       -----------      -----------      -----------
BALANCE, December 31, 1998                      --               --           135,506        2,541,918               --

  Net loss                                      --               --                --               --               --

  Preferred shares issued                   70,745          650,005                --               --               --

  Preferred shares converted
    to common shares                       (70,745)        (650,005)           70,745          650,005               --

  Common shares issued                          --               --               800           10,500               --
                                       -----------      -----------       -----------      -----------      -----------
BALANCE, July 20, 1999                          --               --           207,051        3,202,423               --
                                       -----------      -----------       -----------      -----------      -----------

-----------------------------------------------------------------------------------------------------------------------

BALANCE, July 21, 1999                          --               --         6,060,887           14,709               --

  Issuance of common stock for
    private placement, net of
    expenses                                    --               --         1,808,931           18,089

  Net loss                                      --               --                --               --
                                       -----------      -----------       -----------      -----------      -----------
BALANCE, December 31, 1999                      --      $        --         7,869,818      $    32,798      $        --
                                       ===========      ===========       ===========      ===========      ===========


                                       Additional                                              Total
                                         Paid-In          Notes            Retained        Stockholders'
                                         Capital        Receivable          Deficit            Equity
                                       -----------      -----------       -----------      -------------
BALANCE, December 31, 1997             $   136,070      $        --       $(3,788,490)      $(1,459,502)

  Net loss                                      --               --          (681,077)         (681,077)

  Common shares issued                          --               --                --           349,000
                                       -----------      -----------       -----------       -----------
BALANCE, December 31, 1998                 136,070               --        (4,469,567)       (1,791,579)

  Net loss                                      --               --          (847,132)         (847,132)

  Preferred shares issued                       --               --                --           650,005

  Preferred shares converted
    to common shares                            --               --                --                --

  Common shares issued                          --               --                --            10,500
                                       -----------      -----------       -----------       -----------
BALANCE, July 20, 1999                     136,070               --        (5,316,699)       (1,978,206)
                                       -----------      -----------       -----------       -----------

-------------------------------------------------------------------------------------------------------

BALANCE, July 21, 1999                   2,382,837       (1,005,000)               --         1,392,546

  Issuance of common stock for
    private placement, net of
    expenses                             2,831,512               --                --         2,849,601

  Net loss                                      --               --        (2,392,890)       (2,392,890)
                                       -----------      -----------       -----------       -----------
BALANCE, December 31, 1999             $ 5,214,349      $(1,005,000)      $(2,392,890)      $ 1,849,257
                                       ===========      ===========       ===========       ===========

                                REDCHIP.COM, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE PERIODS FROM JULY 21, 1999 TO DECEMBER 31, 1999 AND

    JANUARY 1, 1999 TO JULY 20, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998


                                                         |             Predecessor
                                                         | -----------------------------------
                                      July 21, 1999 to   | January 1, 1999 to
                                      December 31, 1999  |   July 20, 1999            1998
                                      -----------------  | ------------------      -----------
                                                         |
CASH FLOWS FROM OPERATING                                |
  ACTIVITIES:                                            |
    Net loss                             $(2,392,890)    |    $  (847,132)         $  (681,077)
    Adjustments to reconcile net                         |
      loss to net cash used in                           |
      operating activities-                              |
        Depreciation and                                 |
          amortization                       187,199     |         71,370               67,838
    Changes in net assets and                            |
      liabilities-                                       |
        Accounts receivable                  (64,833)    |         30,010               22,648
        Accounts receivable from                         |
          affiliate                               --     |             --               54,104
        Other current assets                  (9,861)    |         11,025               (7,185)
        Accounts payable                     516,849     |        128,579               34,844
        Accrued liabilities                   26,549     |         (4,983)              34,624
        Payable to stockholders           (1,027,974)    |             --                   --
        Payable to affiliate                 331,980     |         (4,131)              44,288
        Deferred compensation                     --     |        (21,351)              91,984
        Deferred revenue                     (93,656)    |        182,422             (396,810)
                                         -----------     |    -----------          -----------
          Net cash used in                (2,526,637)    |       (454,191)            (734,742)
            operating activities                         |
                                         -----------     |    -----------          -----------
CASH FLOWS FROM INVESTING                                |
  ACTIVITIES:                                            |
    Purchase of property and                             |
      equipment                             (180,920)    |        (30,023)              (3,641)
                                         -----------     |    -----------          -----------
          Net cash used in                               |
            investing activities            (180,920)    |        (30,023)              (3,641)
                                         -----------     |    -----------          -----------
CASH FLOWS FROM FINANCING                                |
  ACTIVITIES:                                            |
    Net short-term borrowings                300,000     |        (79,462)                  --
    Payments on short-term debt           (2,370,518)    |             --              199,980
    Payments on notes payable to                         |
      stockholders                                --     |             --              169,869
    Issuance of common shares              2,615,056     |        660,505              349,000
    Costs to issue common shares             (79,416)    |             --                   --
                                         -----------     |    -----------          -----------
          Net cash provided by                           |
            financing activities             465,122     |        581,043              718,849
                                         -----------     |    -----------          -----------
NET INCREASE (DECREASE) IN CASH                          |
  AND CASH EQUIVALENTS                    (2,242,435)    |         96,829              (19,534)
                                                         |
CASH AND CASH EQUIVALENTS AT                             |
  BEGINNING OF PERIOD                      $2,272,601    |    $    5,772         $   25,306
                                           ----------    |    ----------         ----------
CASH AND CASH EQUIVALENTS AT                             |
  END OF PERIOD                            $   30,166    |    $  102,601         $    5,772
                                           ==========    |    ==========         ==========
SUPPLEMENTAL DISCLOSURE OF CASH                          |
  FLOW INFORMATION:                                      |
    Conversion of bridge loan to                         |
      common shares                        $  150,000    |    $       --         $       --
    Conversion of accrued private                        |
      placement expenses to common                       |
      shares                                  183,510    |            --                 --
    Costs to issue common shares               19,549    |            --                 --
                                                         |
CASH PAID FOR INTEREST                         37,576    |        26,435             38,113


              The accompanying notes are an integral part of these
                            consolidated statements.
                                                                     (Continued)

                                REDCHIP.COM, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



1. ORGANIZATION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

RedChip.com, Inc. (the Company), a Delaware corporation, was in late June 1999 for the purpose discussed below. The Company completed the acquisition of Crown Point Publishing, Inc. (CPPI) on July 21, 1999. The Company operates under a fiscal year ending December 31.

RedChip.com, Inc. is a vertical portal, serving small-cap companies and the investors who follow them. The Company provides proprietary research and targeted information on emerging growth companies and undiscovered small-cap values. The Company's analysts, reporters, and editorial staff are focused exclusively on the small-cap market. The Company's strategy is to become a leader in providing broad coverage and in-depth analysis in the small-cap arena. In addition to research, news and commentary, the Company provides investors with trading information, investment tools, community features and education. For corporate clients, the Company provides a high-quality platform to communicate with the investment community and access to "blue chip" services. The Company is in the process of developing services to provide access to online offerings for IPOs, follow-ons, and private placements through its RedChip Direct subsidiary.

Crown Point Publishing, Inc., an Oregon corporation, was a financial research publishing company. CPPI published The Red Chip Review and hosted conferences for investors. The CPPI stock was acquired by the Company from the former stockholders on July 21, 1999 in exchange for cash and common stock of the Company.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company incurred a net loss of $2,392,890 for the period from July 21, 1999 to December 31, 1999.

The Company expects to incur additional expenditures to further develop, market and sell its services. The Company's working capital at December 31, 1999 plus limited revenue from sales will not be sufficient to meet such objectives without additional financing. Management recognizes that the Company must generate additional financial resources or other reductions in operating costs to enable it to continue operations with available resources. Management's plans include consideration of the sale of equity securities under appropriate market conditions, solicitation of support from existing stockholders or alliances with other interested entities with resources to support the Company's ongoing operations, which would generate sufficient resources to assure continuation of the Company's operations and development programs.

Management expects that their efforts to raise equity capital will result in the introduction of other parties with interests and resources which may be compatible with the Company. However, no assurances can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow.

Subsequent to year-end, the Company completed a second private placement of shares of the Company's common stock for total proceeds of $4,768,800 (see Note 10 for further discussion).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value

The carrying value of financial instruments approximates fair value, unless otherwise disclosed.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments and have a maturity at the date of purchase of three months or less.

Property and Equipment

Depreciation on fixed assets, which consist of computers, software and furniture, and leasehold improvements, is calculated on a straight-line basis over the estimated useful lives of three to five years. Depreciation expense for the year ended December 31, 1998, the period from January 1, 1999 to July 20, 1999 and the period from July 21, 1999 to December 31, 1999 was $24,923, $19,588 and $15,148, respectively.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the asset.

Segment Reporting

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131) for the year ended December 31, 1998. Based upon definitions contained within SFAS 131, the Company has determined that it operates in one segment. In addition, all sales are domestic.

Goodwill

Goodwill represents the consideration in excess of the fair market value of the assets acquired in the acquisition of CPPI. Goodwill amortization is calculated on a straight-line basis over 15 years. Amortization expense was $137,555 for the period from July 21, 1999 to December 31, 1999.

Deferred Loan Costs

Deferred loan costs are amortized over the maturity period of the related debt and are included in other assets in the accompanying consolidated balance sheets. Deferred loan costs were fully amortized as of December 31, 1999. Amortization expense was $15,701, $8,694 and $16,165 for the year ended December 31, 1998, the period from January 1, 1999 to July 20, 1999 and the period from July 21, 1999 to December 31, 1999, respectively.

Subscription Revenue

Revenue from the sale of subscriptions is recognized over the term of the subscription. In most cases, the subscription term is for twelve months or less. Therefore, the unearned portion of subscription revenue is shown as a current liability.

Corporate Services Revenue

Corporate services revenue is generated by the Company's RedChip Partners subsidiary, which provides strategic business services, including investor awareness programs delivered through the Company's website and participation in investor conferences that the Company sponsors. Corporate services revenues are recognized ratably over the contract term for Investor Awareness programs and as services are provided for other events.

Other Revenue

Other revenue consist of sales of research reprints, individual research report downloads from the Company's website and other one-time sales. Other revenues are recognized as the products are sold.

Income Taxes

The Company is a C corporation and accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recorded based on the tax effected difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, referred to as "temporary differences," using enacted marginal income tax rates.

Comprehensive Income

Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions with owners. The Company has adopted SFAS 130. Comprehensive loss did not differ from net loss for any of the periods presented.

Recent Accounting Pronouncements

In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" (SFAS 137). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the derivative instrument's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS 137 amends SFAS 133 such that it is now effective for fiscal years beginning after June 15, 2000. The Company does not have any derivative instruments and, accordingly, adoption of SFAS 133 will not have a material impact on the Company's financial condition or results of operations.

2. ACQUISITION:

On July 21, 1999, the Company completed a plan of merger that resulted in the acquisition of CPPI by the Company (the Acquisition). The former stockholders of CPPI received, at their option, cash of $12.08 per CPPI share or shares of the Company's common stock at a conversion rate of 7.39 to 1. The Company has paid or will pay $1,175,265 in cash and issued 811,378 shares of common stock, valued at $1,322,546, to the former stockholders of CPPI. As the cash payments were made subsequent to July 21, 1999, this amount was recorded as a payable to stockholders in the accompanying consolidated balance sheets. As of December 31, 1999, $134,366 remains to be paid to the former stockholders.

The Company financed the Acquisition through bridge loans received from Roth Capital Partners, the Company's sole stockholder prior to the Acquisition. In forming RedChip.com, Inc., Roth Capital Partners contributed $2,350,000 as a bridge loan to be repaid with the proceeds of an anticipated private placement of the Company's common stock. In addition, Roth Capital Partners contributed the business plan for the Company and entered into a strategic alliance agreement in exchange for 4,590,000 shares of the Company's common stock. No amounts were recorded in connection with this contribution.

Pursuant to employment agreements with certain key members of the Company's management, the Company granted the right to purchase additional shares of the Company's common stock to these individuals. A total of 659,509 shares of common stock were issued to three employees at $1.63 per share. The Company issued $1,005,000 in notes receivable to these employees to finance the purchase of common stock, with the remainder of the share price of $70,000 paid in cash and forgiveness of certain deferred compensation owed to one of the employees. The notes receivable are recorded as a reduction of stockholders' equity in the accompanying consolidated balance sheets.

The transactions discussed above were a series of planned transactions executed to form the Company and consummate the Acquisition of CPPI. Accordingly, this series of transactions has been reflected as if they occurred on July 21, 1999. The financial statements with respect to periods prior to July 21, 1999, reflect the financial position and results of operations of the Company prior to the Acquisition (the Predecessor). There was no activity of the Company from the formation date to the date of Acquisition, thus no results prior to the Acquisition are included for the Company.

The acquisition of CPPI was accounted for as a purchase. The total purchase price was comprised of cash of $1,175,265, common stock valued at $1,322,546, and fees and expenses of $212,656 related to the Acquisition. The aggregate consideration has been allocated to the assets and liabilities of CPPI, based on fair market value as of July 21, 1999. The excess of the purchase price over the assets acquired and liabilities assumed totaling $4,623,764, was allocated to goodwill.

3. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at December 31:

                                                   |     Predecessor
                                                   |     -----------
                                         1999      |         1998
                                       ---------   |      ---------
                                                   |
Leasehold improvements                 $  29,595   |      $      --
Equipment                                184,249   |        159,167
                                       ---------   |      ---------
                                         213,844   |        159,167
Less- Accumulated depreciation           (15,148)  |       (127,077)
                                       ---------   |      ---------
                                       $ 198,696   |      $  32,090
                                       =========   |      =========

4. OTHER ASSETS:

Other assets include a $200,000 loan made to Marcus Robins, the Company's chief executive officer, pursuant to his employment agreement with the Company. The loan bears interest at a rate of 7% and is due on the fifth anniversary of the date of the loan, or within 180 days after termination of employment, as defined, whichever is earlier. However, the loan will be forgiven on the fifth anniversary of the date of the loan if Marcus Robins is still an employee of the Company. As such, the loan has been recorded as other assets and will be amortized over the five-year term of the loan. Amortization expense for the period ended December 31, 1999 was $18,331.

5. DEBT:

Short-Term Debt

At December 31, 1998, the Company had outstanding $49,980 on a 10.25% term loan, payable in monthly installments of $3,526 through January 2000. The loan was fully repaid as of December 31, 1999.

In October 1998, the Company borrowed $200,000 from an investor. Interest on the note is based on an annual rate of 10%. The loan was fully repaid prior to the Acquisition.

Bridge Loan

The Company has an outstanding bridge loan of $300,000, which bears interest at 8% and is due December 8, 2000, or the earlier of the date upon which the Company closes a debt or equity financing with gross proceeds of $3,000,000 or more (Note 10) or the closing of the acquisition of the Company (whether by way of merger, purchase of all or a controlling interest in stock, purchase of substantially all assets or otherwise).

Subordinated Debt

The Company has outstanding $525,000 of 10% Subordinated Promissory Notes, which are due July 31, 2000. These notes are unsecured and are not subject to redemption prior to maturity. Each $25,000 note had a warrant entitling the holder to purchase 3,695 shares of the Company's common stock at $6.76 per share. These warrants were cancelled in connection with the Acquisition.

6. STOCKHOLDERS' EQUITY:

Prior to the Acquisition

Subsequent to December 31, 1998, CPPI issued, in two installments, 70,745 shares of Series A Convertible Preferred Stock (the Preferred Stock) at a price per share of $9.188 for a total amount of $650,005. Each share of Preferred Stock was convertible, at the holders option, into one share of CPPI's common stock.

Prior to the Acquisition, the Preferred Stock was converted into 70,745 shares of CPPI's common stock.

Preferred Stock

No shares of preferred stock of the Company are outstanding at December 31, 1999. The Board of Directors has the authority, without further action by the stockholders, to issue the authorized shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect, and the issuance of preferred stock in accordance with such provision may delay or prevent a change of control of the Company.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders after satisfaction of all its liabilities and the payment of any liquidation preference of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, with the exception of certain shares sold in exchange for notes receivable (Note
2).

On September 30, 1999, the Company completed a private placement of shares of the Company's common stock. The Company sold 1,604,326 shares at $1.63 per share, and received net proceeds of $2,516,091. Such proceeds were used to repay $2,350,000 of the bridge loans. The remaining $150,000 bridge loan was converted to common stock, with Roth Capital Partners receiving 92,024 shares in exchange for the conversion of the bridge loan. In addition, $183,510 of expenses payable to Roth Capital Partners in connection with the private placement were converted into 112,581 shares of common stock.

Stock Options

CPPI had an Incentive Stock Option Plan (the Incentive Plan), under which 25,000 shares of common stock were reserved for issuance under qualified options, nonqualified options, stock appreciation rights and other awards as set forth in the Incentive Plan.

In connection with the acquisition, the Company adopted a Stock Incentive Plan (the Plan), under which 1,350,000 shares of common stock are reserved for issuance under qualified options, nonqualified options and other awards as set forth in the Plan. Subsequent to the acquisition, the Plan was amended to reserve an additional 650,000 shares, for a total of 2,000,000 shares. The Plan provides for administration by a Committee comprised of not less than two members of the Company's Board of Directors. Such Committee (or the Board of Directors in its absence) determines the number of shares, option price, duration and other terms of the options granted under the Plan. Qualified options are available for issuance to employees of the Company. Nonqualified options are available for issuance to employees, consultants, advisors and others having a relationship with the Company, on terms as determined by the Committee. Under the Plan, the exercise price of a qualified option cannot be less than the fair market value on the date of grant and the exercise price of a nonqualified option cannot be less than 85% of the fair market value on the date of grant. Options granted under the Plan generally vest two to four years from the date of grant and generally expire five years from the date of grant or earlier upon certain events, as defined in the Plan.

If the person to whom the option is granted is a 10% stockholder on the date of grant, the exercise price cannot be less than 110% of the fair market value on the date of the grant. In connection with the acquisition, the Company granted options to purchase 1,035,258 shares of the Company's common stock at an exercise price of $1.63 per share, which was determined to be the fair market value of the Company's common stock at the date of grant.

The following is a summary of stock option activity and number of shares reserved for outstanding options:


                                            Number of           Number of         Weighted
                                         Reserved Shares         Options          Average
                                            Available          Outstanding      Option Price
                                         ---------------       -----------      ------------
Outstanding at December 31, 1998 --
  Predecessor                                  19,025               5,975          $80.00
                                           ----------          ----------          ------
Outstanding at July 20, 1999 --
  Predecessor                                  19,025               5,975          $80.00
                                           ==========          ==========          ======

-----------------------------------------------------------------------------------------

Outstanding at July 21, 1999                1,350,000                  --          $  --

  Additional shares reserved                  650,000                  --
  Granted                                  (1,335,734)          1,335,734            1.63
  Canceled                                      3,900              (3,900)           1.63
                                           ----------          ----------          ------
Outstanding at December 31, 1999              668,166           1,331,834          $ 1.63
                                           ==========          ==========          ======

The following table summarizes information about stock options outstanding at December 31, 1999:

                    Options Outstanding                                    Options Exercisable
---------------------------------------------------------------     -------------------------------
                                      Weighted
                                      Average          Weighted                           Weighted
Range of            Number           Remaining         Average      Number of Shares       Average
Exercise        Outstanding at      Contractual        Exercise      Exercisable at       Exercise
 Prices       December 31, 1999    Life -- Years        Price       December 31, 1999       Price
---------     -----------------    -------------      ---------     -----------------     ---------
$    1.63         1,331,834               4.6         $    1.63           392,211         $    1.63

Statement of Financial Accounting Standards No. 123

During 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which defines a fair value based method of accounting for an employee stock option and similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plan under APB 25; however, the Company will compute, for pro forma disclosure purposes, the value of all options granted as part of and subsequent to the acquisition and future grants using the Black-Scholes option pricing model as prescribed by SFAS 123, using the following weighted average assumptions for grants subsequent to the Acquisition and in 1997 (no other grants were made prior to the Acquisition):

                                  For the Year Ended
                                      December 31,
                                ----------------------
                                        |  Predecessor
                                        |  -----------
                                 1999   |     1997
                                ------- |  -----------
                                        |
Risk-free interest rate         5.8%    |    6.0%
Expected dividend yield          --     |     --
Expected lives (years)          4 years |    5 years
Expected volatility             0.0%    |    0.0%

Using the Black-Scholes methodology, the total fair value of options granted for the period from July 20 to December 31, 1999 was $447,071, which would be amortized on a pro forma basis over the vesting period of the options (typically two to four years). The weighted average fair value of options granted during 1999 was $0.29 per share. Using the Black-Scholes methodology, the total fair value of options granted during 1997, when the last grants were made prior to the Acquisition, was $115,429, which would be amortized on a pro forma basis over the vesting period of the options (typically one to five years). The weighted average fair value of options granted during 1997 was $19.24 per share. If the Company had accounted for its stock-based compensation plan in accordance with SFAS 123, the Company's net loss would approximate the pro forma disclosures below:

                                                    |                                   Predecessor
                                                    |    --------------------------------------------------------------------------
                        July 21, 1999 to            |          January 1, 1999 to
                       December 31, 1999            |             July 20, 1999                                   1998
               --------------------------------     |    --------------------------------          --------------------------------
                   As                   Pro         |        As                   Pro                  As                   Pro
                Reported               Forma        |     Reported               Forma              Reported               Forma
               -----------          -----------     |    -----------          -----------          -----------          -----------
                                                    |
Net loss       $(2,392,890)         $(2,572,678)    |    $  (847,132)         $  (859,612)         $  (681,077)         $  (704,117)

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

7. INCOME TAXES:

As of December 31, 1999, the Company had federal net operating loss (NOL) carryforwards of approximately $4.7 million. If not applied against future taxable income, the federal NOL carryforwards will expire in the years 2012 through 2019. Changes in the Company's ownership, as a result of the Acquisition or other transactions (Notes 2 and 11), may cause an annual limitation on the amount of carryforwards that can be utilized. As of December 31, 1999 and 1998, the Company had net deferred tax assets of $1,828,719 and $673,910, respectively, primarily resulting from NOL carryforwards. In accordance with SFAS 109, at December 31, 1999 and 1998, a valuation allowance was recorded to reduce net deferred tax assets to zero.

The significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

                                                                                |    Predecessor
                                                                                |    -----------
                                                                   1999         |       1998
                                                                -----------     |    -----------
                                                                                |
Components of deferred tax assets-                                              |
  Accrued salaries and benefits                                 $     8,492     |    $     3,860
  Accrued expenses                                                       --     |         10,593
  Allowance for doubtful accounts                                     3,366     |          8,988
  Net operating loss and other tax credit carryforwards           1,822,864     |        650,869
                                                                -----------     |    -----------
          Total deferred tax assets                               1,835,722     |        674,310
                                                                                |
Components of deferred tax liability-                                           |
  Fixed assets                                                       (7,003)    |           (400)
                                                                                |
Valuation allowance                                              (1,828,719)    |       (673,910)
                                                                -----------     |    -----------
Net asset                                                       $        --     |    $        --
                                                                ===========     |    ===========

The reconciliation between the effective tax rate and the statutory federal tax rate on net loss as a percentage is as follows for the years ending December 31:

                                                       |   Predecessor
                                                       |   -----------
                                               1999    |      1997
                                               -----   |   -----------
                                                       |
Statutory federal income tax rate               34.0   |      34.0
State taxes, net of federal tax benefit          4.6   |       4.6
Effect of change in valuation allowance        (38.6)  |     (38.6)
                                               -----   |     -----
                                                  --   |        --
                                               =====   |     =====

8. RELATED PARTY TRANSACTIONS:

Prior to the Acquisition

Crown Point Group Ltd. (Group) and Crown Point Securities, Incorporated (Securities), companies for which Marcus Robins was a major shareholder and served as an officer and director, leased office space and purchased services from CPPI. Mr. Robins was the CEO and a major shareholder of CPPI.

During 1998, Group and Securities paid $7,500 to CPPI for services. At December 31, 1998, CPPI had accounts payable to Group of $16,844.

Payable to Stockholders

At December 31, 1999, there is $187,448 in payable to stockholders of which $53,082 relates to accrued interest on the notes payable to Marcus and Barbara Robins and their families.

Payable to Affiliates

At December 31, 1999, there is $331,980 in payable to affiliates of which $177,480 relates to administrative expenses incurred by the Company's primary shareholder, Roth Capital Partners, on the Company's behalf.

The remaining $154,500 relates to website advisory and development fees owed to Millennium Group, Inc. The Managing Partner of Millennium Group, Inc. also serves on the Board of Directors of the Company.

Notes Payable to Stockholders

At December 31, 1999 and 1998, there were notes payable to Marcus and Barbara Robins and their family totaling $284,869.

Marcus and Barbara Robins have guaranteed certain debts and leases of the Company.

Office Space

Roth Capital Partners provides, at no cost, office space and support services in Minneapolis, San Francisco and Los Angeles. Roth Capital Partners also has agreed to guarantee the obligations under the office lease in Portland, Oregon.

9. COMMITMENTS:

Operating Leases

The Company leases equipment and facilities under noncancelable operating leases with various renewal options. Other leases have terms of one year or less. The following is a schedule, by year, of minimum rental payments due under the leases described above for the years ending December 31:

   2000                                            $  256,274
   2001                                               277,137
   2002                                               266,493
   2003                                               266,493
   2004                                               266,493
Thereafter                                            133,246
                                                   ----------
Total minimum lease payments                       $1,466,136
                                                   ==========

10. PRIVATE PLACEMENT:

In February 2000, the Company completed a second private placement of shares of the Company's common stock. The Company sold 2,056,000 shares at $2.50 per share, and received net proceeds of $4,768,800. Proceeds will be used to finance continued expansion of the business, including continued investment in the website and systems, hiring new employees, increased marketing, promotional and sales efforts, and for working and general corporate purposes, including capital expenditures. In addition, a portion of the net proceeds was used to repay short-term liabilities payable to suppliers, vendors and affiliates, and to repay the $300,000 bridge loan outstanding at December 31, 1999. In connection with this financing, the Company paid fees of $310,176 to Roth Capital Partners, and agreed to issue a warrant to purchase 60,500 shares of common stock at a price of $2.50 per share to Roth Capital Partners for services provided as the placement agent.

11. SUBSEQUENT EVENT:

In August 2000, all of the outstanding stock of the Company was sold to FreeRealTime.com, Inc. (FreeRealTime). FreeRealTime is a leading digital financial media company which delivers, through its web site, an extensive array of stock market data, business information, communication tools, and sophisticated research and investment management tools for institutional investors, brokers and independent investors.

                                REDCHIP.COM, INC.

                           CONSOLIDATED BALANCE SHEET

               (In thousands, except share and per share amounts)


                                                                       June 30,
                                                                         2000
                                                                      -----------
                                                                      (unaudited)
                                     ASSETS

Current assets:
    Cash and cash equivalents                                          $     31

    Accounts receivable, net                                                302
    Prepaid expenses and other current assets                                61
                                                                       --------
              Total current assets                                          394
                                                                       --------
Property, plant and equipment, net                                          862
Goodwill                                                                  4,332
Other assets, net                                                           162
                                                                       --------
                                                                       $  5,750
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Notes payable to stockholders                                           298
    Subordinated debt                                                       525
    Trade accounts payable                                                1,368
    Accrued expenses                                                        184
    Payable to stockholders                                                 134
    Deferred revenue                                                        554
                                                                       --------
              Total current liabilities                                   3,063
                                                                       --------
Long-Term Liabilities                                                        64

Stockholders' equity (deficit):
    Preferred stock, $0.01 par value; 1,000,000 shares
       authorized; no shares issued and outstanding                          --
    Common stock, $0.01 par value 19,000,000 shares authorized;
         9,925,818 issued and outstanding at June 30, 2000                   54
    APIC                                                                 10,064
    Notes receivable                                                     (1,005)
    Accumulated deficit                                                  (6,490)
                                                                       --------
              Total stockholders' equity                                  2,623
                                                                       --------
                                                                       $  5,750
                                                                       ========

                                REDCHIP.COM, INC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

               (In thousands, except share and per share amounts)

                                                                          (PREDECESSOR
                                                                            COMPANY)
                                                              June 30,      June 30,
                                                                2000          1999
                                                             -----------   -----------
                                                             (unaudited)   (unaudited)
Revenues                                                       $ 1,168        $ 680
Cost of revenues                                                 1,645          253
                                                             ---------        -----
              Gross profit                                        (477)         427
Production and development                                         816          424
Sales and marketing                                                869          192
General and administration                                       1,633          551
Depreciation and amortization                                      283           73
                                                             ---------        -----
Total general, administrative, selling and development
    expenses                                                     3,601        1,240
                                                             ---------        -----
              Operating income (loss)                           (4,078)        (813)
Interest income (expense)                                          (18)         (41)
                                                             ---------        -----
              Net loss                                         $(4,096)       $(854)
                                                             =========        =====

                                REDCHIP.COM, INC
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

               (In thousands, except share and per share amounts)

                               Preferred Stock          Common Stock       Additional                                    Total
                              -----------------    --------------------     Paid-in        Notes        Retained     Stockholders'
                              Shares    Capital     Shares      Capital     Capital      Receivable      Deficit    Equity (Deficit)
                              ------    -------    ---------    -------    ----------    ----------     --------    ----------------
Balance, December 31, 1999                         7,869,818       33        5,214         (1,005)       (2,393)          1,849
    Net loss (unaudited)                                                        --             --        (4,096)         (4,096)
    Common shares issued
      (unaudited)                                  2,056,000       21        4,850             --            --           4,871
                              ------    -------    ---------     ----       ------         ------        ------          ------
Balance, June 30, 2000
  (unaudited)                                      9,925,818       54       10,064         (1,005)       (6,489)          2,624
                              ======    =======    =========     ====       ======         ======        ======          ======

                                REDCHIP.COM, INC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

               (In thousands, except share and per share amounts)

                                                                                          (Predecessor
                                                                                             Company)
                                                                             June 30,       June 30,
                                                                               2000           1999
                                                                            -----------    -----------
                                                                            (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss:                                                                $(4,096)       $(854)
     Adjustments to reconcile net loss to net cash used in operating activities -
           Depreciation and amortization                                          108           73
     Changes in net assets and liabilities -
           Accounts receivable                                                   (222)           5
           Accounts receivable from affiliate                                      --           --
           Other current assets                                                   154           21
           Accounts payable                                                       365          443
           Accrued liabilities                                                     72          (55)
           Payable to stockholders                                                 --         (285)
           Payable to affiliate                                                  (195)         (44)
           Deferred compensation                                                   --          (92)
           Deferred revenue                                                       (48)         142
                                                                              -------        -----
              Net cash used in operating activities                            (3,862)        (646)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                          (771)         (70)
                                                                              -------        -----
              Net cash used in operating activities                               771          (70)
                                                                              -------        -----
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net short-term borrowings                                                     --           --
     Payments on short-term debt                                                 (236)         248
     Payments on notes payable to stockholders                                     --           --
     Issuance of common shares                                                  4,870          508
     Costs to issue common shares
                                                                              -------        -----
              Net cash provided by financing activities                         4,634          756

NET INCREASE (DECREASE) IN CASH AND CASH
     AND CASH EQUIVALENTS                                                           1           40

CASH AND CASH EQUIVALENTS AT THE BEGINNING
     OF PERIOD                                                                $    30        $   6
                                                                              -------        -----
CASH AND CASH EQUIVALENTS AT END OF
     PERIOD                                                                   $    31        $  46
                                                                              =======        =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:

CASH PAID FOR INTEREST                                                        $    18        $  41

                                  EXHIBIT INDEX

Exhibit
  No.                                      Description
-------                                    -----------
   2.1         Agreement and Plan of Merger dated as of June 6, 2000, between
               RedChip.com, Inc., a Delaware corporation, and Freerealtime.com,
               Inc., a Delaware corporation, as amended (the "Merger
               Agreement")(1)

   2.2 First Amendment to the Agreement and Plan of Merger dated as of August 10, 2000, between Freerealtime.com, Inc., a Delaware corporation, FRT Merger Sub, Inc., a Delaware corporation, and
               RedChip.com, Inc., a Delaware corporation(2)

  99.1         Joint Press Release, dated June 7, 2000, issued by
               Freerealtime.com, Inc.(1)

  99.2         Press Release, dated August 21, 2000, issued by Freerealtime.com,
               Inc.(2)

      (1) Previously filed as an exhibit to Registrant's Form 8-K filed on June 14, 2000.


      (2) Previously filed as an exhibit to Registrant's Form 8-K filed on September 1, 2000.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Freerealtime.com, Inc.


Date:    October 31, 2000              By:       /s/ Michael Neufeld
                                          -----------------------------------
                                          Michael Neufeld
                                          Executive Vice President, Chief
                                          Financial Officer and Secretary